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                                                                      EXHIBIT 21

                       SUBSIDIARIES OF BAY NETWORKS, INC.

   Registrant's significant consolidated subsidiaries and the state or jurisdiction of organization of each subsidiary are shown below:

               Bay Networks USA, Inc. (Delaware)
               Bay Networks Group, Inc. (Delaware)